EXHIBIT 10.1
MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (this “Agreement”) made this April 7, 2011, by and between Unigene Laboratories, Inc., with its principal place of business located at 83 Fulton Street, Boonton, NJ 07005 (“UNIGENE”), and Tarsa Therapeutics, Inc., with its principal place of business located at Eight Penn Center, 1628 JFK Blvd., Suite 1400, Philadelphia, PA 19103-2124 (“TARSA”)

WHEREAS, TARSA desires to obtain certain services and UNIGENE agrees to perform certain services in accordance with the work order (in the form attached hereto as Exhibit A) (the “Work Order”).

NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement, TARSA and UNIGENE agree as follows:

1.  SERVICES.

a. UNIGENE agrees to perform the services identified on the Work Order for the periods, at the rates, and subject to such conditions as may be set forth on the Work Order(s).  Upon prior written acceptance by TARSA, all Work Orders shall become part of this Agreement.

b. UNIGENE agrees to perform all services in conformity with the specifications therefore set forth in the applicable Work Order, accurately and efficiently rendered in a good and workmanlike manner, and in accordance with applicable law and the highest current professional standards.  UNIGENE will perform the Services for the Companyusing commercially reasonable efforts in accordance with the schedule forth in the Work Order.  Unigene shall commence the stability study within one week after Unigene has received tablets from Tarsa.  Failure to commence the stability study within one week after Unigene has received final shipment of all tablets for planned 3-year stability runs (as compared to surplus stability retained product lots) from Tarsa shall result in a reduction of 2.5% of the fees set forth for such deliverable.  Failure of Unigene to deliver each report of tabulated results, within 29 days following each time point described in the Work Order, respectively, shall result in a reduction of 2.5% of the fees set forth for each such deliverable.  Under no circumstances shall Unigene be liable for any penalties if the alleged performance failure was not solely caused by Unigene.

c. UNIGENE will keep accurate records of its activities under this Agreement and will make such records available to TARSA upon request.  UNIGENE shall report to TARSA via email not later than two (2) days after the completion of each individual stability test/run, and shall provide copies of applicable stability reports within five (5) days after the completion of each individual stability test/run.

d. UNIGENE will cause each of its employees involved in providing any services to TARSA onsite at a TARSA facility or office, if applicable, to comply with TARSA’s workplace rules and security procedures.

e. Any works of authorship, copyrightable material or other inventions developed under this Agreement by UNIGENE will not infringe any patent, copyright, trade secret, trademark or other rights of any third party.

f. The execution and performance of this Agreement will not constitute a breach or default under any contract or instrument to which UNIGENE is a party, or by which it is bound, and UNIGENE is under no contractual or other obligation to any third party which would prevent or limit its performance of services under this Agreement.

g. UNIGENE has complied and will comply with all federal, state, local and foreign laws that may be required to carry out the services to be performed under this Agreement.

h. UNIGENE and the employees assigned to perform services have and will continue to have the knowledge, experience and skill to provide, and will provide, the services in a professional and timely manner.

i.      UNIGENE agrees to take reasonable precautions to safeguard any of TARSA’s property entrusted to UNIGENE custody or control.

j. UNIGENE hereby represents and warrants to TARSA that, as of the date hereof and during the term of this Agreement, (A) neither UNIGENE, nor any employee, consultant, agent or subcontractor of UNIGENE involved or to be involved in any activities under this Agreement has been debarred under Subsection (a) or (b) of Section 306 of the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. 335a); (B) no employee, consultant, agent or subcontractor of UNIGENE who has been debarred under Subsection (a) or (b) of Section 306 of such Act will be employed or utilized by UNIGENE in the performance of any activities hereunder; and (C) no employee, consultant, agent or subcontractor of UNIGENE is included on any of the FDA clinical investigator enforcement lists (including the (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List).

k. If a regulatory submission fails to be accepted by the applicable regulatory authority or is otherwise rejected, and such failure or rejection is a result of UNIGENE’s performance of the services, UNIGENE shall rework the applicable Work Order at no further cost to TARSA, until such application or submission is accepted by the applicable regulatory authority.

l. If TARSA reasonably determines that services performed by UNIGENE fails in any material respect to meet the specifications and/or other criteria set forth in the Work Order(s), TARSA shall (a) promptly notify UNIGENE in writing of such failure, and (b) specify in reasonable detail the nature and extent of such failure.  Upon receipt of such notice, UNIGENE shall, solely through the performance of additional services at no further cost to TARSA, make such adjustments, modifications or revisions as are necessary to cause such services to so meet such specifications and/or other criteria.

m. TARSA hereby agrees to provide UNIGENE with the type and quantity of materials listed on the applicable Work Order (the “Materials”).  From time to time during the term of this Agreement, upon written request of UNIGENE, TARSA may, at its discretion, supply UNIGENE with additional quantities of Materials, which additional quantities shall be deemed to be Materials for purposes of this Agreement.  UNIGENE hereby acknowledges that the Materials are considered proprietary to the company and therefore agrees to use the Materials only for the performance of the services in accordance with the applicable Work Order and only in compliance with all applicable federal, state, and local laws, regulations and guidelines.  UNIGENE shall use commercially reasonable efforts to protect the Materials against theft, damage, loss, misuse and/or unauthorized access.  Upon completion of the services or, if earlier, the expiration or termination of this agreement, UNIGENE shall, at the instruction of TARSA, either destroy or return any unused Materials.

n. To verify compliance with this Agreement, TARSA may audit UNIGENE. Any audit will include the right to inspect any facility being used by UNIGENE for the services and to inspect all relevant records. UNIGENE shall co-operate fully with any audits. UNIGENE must implement any reasonable instructions or directions given by TARSA’s representatives that do not violate applicable laws or regulations.

o.  UNIGENE represents and warrants to TARSA that the services performed by UNIGENE hereunder does not and will not infringe or violate any patent, trademark, copyright, trade secret or other intellectual property rights of any third person.

2.  TERM AND TERMINATION.

a. This Agreement shall be effective when signed by both TARSA and UNIGENE and continue until terminated.

b. TARSA may terminate this Agreement and/or the Work Order by giving 30 days written notice to UNIGENE.  In the event this Agreement and/or the Work Order is terminated prior to the completion of the deliverables set forth in the Work Order, TARSA shall pay Unigene a one time penalty of 2.5% of the total amount invoiced or to be invoiced as set forth in the Work Order.

c. If one party defaults in the performance of, or fails to perform, any of its material obligations under this Agreement, and such default is not remedied, or significant progress is not made towards resolving such default, within thirty (30) days of the receipt of written notice from the non-defaulting party, then the non-defaulting party shall have the right to terminate this Agreement upon written notice and avail itself of any and all rights and remedies to which it may be entitled by law or in equity.

d. Either party may terminate this Agreement effective immediately without liability upon written notice to the other if any one of the following events occurs:  (a) the other party files a voluntary petition in bankruptcy or an involuntary petition is filed against it, (b) the other party is adjudged a bankrupt, (c) a court assumes jurisdiction of the assets of the other party under federal reorganization act, (d) a trustee or receiver is appointed by a court for all or a substantial portion of the assets of the other party, (e) the other party becomes insolvent or suspends business, or (f) the other party makes an assignment of its assets for the benefit of its creditors.

e. Upon termination or expiration of this Agreement, neither TARSA nor UNIGENE will have any further obligations under this Agreement, or in the case of termination or expiration of a Work Order, under that Work Order, except that (a) UNIGENE will terminate all services in progress in an orderly manner as soon as practical and in accordance with a schedule agreed to by TARSA, unless TARSA specifies in the notice of termination that services in progress should be completed, (b) UNIGENE will deliver to TARSA any Materials in its possession or control and all Work Product developed through termination or expiration, (c) TARSA will pay UNIGENE any fees due up to the time of termination or expiration, for services actually performed and all authorized expenses actually incurred (to the extent specified in the applicable Work Order), and (d) UNIGENE will immediately return to TARSA all Confidential Information and copies thereof provided to UNIGENE under this Agreement or under any Work Order which has been terminated or has expired.

f. In connection with a termination of this Agreement, prior to and following such termination UNIGENE shall provide such assistance as TARSA may reasonably request in transitioning TARSA information and materials to TARSA or its designated replacement vendor.

3.  INVOICING AND PAYMENT.

a. TARSA agrees to pay UNIGENE in accordance with the rates set forth on the Work Order within thirty (30) days of receipt of an invoice.  Failure to pay within forty-five (45) days of an invoice shall result in an additional cost of 2.5 % of the amount of the invoice (or the lesser of such amount and the maximum amount permitted by applicable law).

b. UNIGENE agrees to send invoices to TARSA at the following address, on the schedule described in the Work Order.  The invoice shall be in such form and provide such information as TARSA may reasonably request.

Tarsa Therapeutics, Inc.,
Eight Penn Center
1628 JFK Blvd., Suite 1400,
Philadelphia, PA 19103-2124
Attn: Accounting

c. If set forth in the applicable Work Order, TARSA shall reimburse UNIGENE for all ordinary, necessary, and reasonable travel expenses incurred while performing services on behalf of TARSA; provided that such expenses are approved in advance in writing by TARSA.

d. UNIGENE agrees that it will comply with all payroll-withholding laws applicable to payments to its employees who provide services to TARSA or which relate to payments received from TARSA under this Agreement.

4.      INDEPENDENT CONTRACTOR STATUS AND COMPLIANCE WITH LAWS.

a. UNIGENE is an independent contractor.  Neither UNIGENE nor any of its employees or agents are or shall be deemed for any purpose to be an agent, employee, in a joint venture with or partner of TARSA.  Neither UNIGENE nor any of its employees or agents shall have the authority to make any statements, representations, or commitments of any kind, nor take any other action, which would be binding on TARSA.

b. UNIGENE is an equal opportunity employer and uses resources, regardless of race, sex, color, religion, creed, ancestry, national origin, physical handicap, age, marital status or other protected class status pursuant to applicable law. TARSA agrees and warrants that it will not reject resources, or otherwise deem resources unacceptable, or take any other action with respect to UNIGENE resources for any reason prohibited by federal, state or local laws including, but not limited to, laws pertaining to employment discrimination or employee safety.

5.  OWNERSHIP OF WORK.  All documentation, information, and materials furnished to UNIGENE by TARSA and all associated intellectual property rights will remain the exclusive property of TARSA. All rights of ownership in all materials, products and work produced by UNIGENE, shall belong exclusively to TARSA for which services are being performed under the Work Order, and shall be deemed works made for hire in the course of the services performed hereunder.  TARSA shall have the right to obtain and to hold any copyrights, patents, registrations or other such protection as it may require.  To the extent that title to any such work may not, by operation of law, vest in TARSA, or such works may not be considered works made for hire, all rights, title and interest therein, are hereby irrevocably assigned to, or when they come into existence, are irrevocably assigned to TARSA.  UNIGENE agrees to give TARSA, or any person designated by TARSA, reasonable assistance at TARSA expense required or reasonably necessary to perfect the rights set forth in this Section of the Agreement.  Upon the completion of services under each Work Order, UNIGENE shall immediately deliver to TARSA all materials and deliverables developed in connection with the services rendered under the Work Order. Subject to compliance with the ownership assignment and confidentiality provisions of this Agreement, UNIGENE may utilize any skills or knowledge of a general nature acquired during the course of providing the services, including, without limitation, information publicly known or available or that could reasonably be acquired in similar work performed for another customer of UNIGENE.

6.  CONFIDENTIALITY.

a. For purposes of this Agreement, Confidential Information means any information that includes, but is not limited to, the terms of this Agreement; technical and product information; drawings, diagrams, schematics and specifications; marketing, customer, pricing, financial, and sales information; regulatory information and materials; each Party’s intellectual property embodied in each Party’s products and materials, and sample products that may be furnished to either Party. Confidential Information will also include all information, knowledge, know-how, or data regardless of form (whether written, oral, photographic, electronic, magnetic, computer or otherwise) which is treated or designated by a Party as confidential or which by nature of the information disclosed, the receiving Party reasonably should know that such information is confidential.

b. The confidentiality and non-use obligations of this Agreement will not apply to the following as established by reasonable proof:

i.	Information that at the time of disclosure is in the public domain;

ii.	Information that, after disclosure, becomes part of the public domain by publication or otherwise, except through a breach of this Agreement;

iii.
Information that TARSA or the UNIGENE can establish was in its possession prior to disclosure or was subsequently and independently developed by employees of or on behalf of TARSA or UNIGENE without use, direct or indirect, of information required to be held confidential hereunder, who had no knowledge of the Confidential Information disclosed;

iv.	Information approved in writing by the disclosing Party for release by the receiving Party; or

v.	Information that is or was received by the receiving Party from a third party having legal right to transmit the same, free of any obligation of confidence.

c. Except as required pursuant to Section 5 of this Agreement, all Confidential Information is and will remain the property of the disclosing Party. Neither this Agreement nor any disclosure hereunder will be deemed, by implication, estoppel or otherwise, to vest in the receiving Party any license or other ownership rights to the Confidential Information or under any Confidential Information or inventions, patents, know-how, trade secrets, trademarks or copyrights owned or controlled by the disclosing Party.

d. Upon written request, upon expiration or termination of this Agreement, both parties agree to return respective to each other all such Confidential Information.  The parties agree that a breach of this Section 6a may cause irreparable damage and therefore, the injured party shall have the right to equitable and injunctive relief, and to recover the amount of damages (including reasonable attorneys' fees and expenses) incurred in connection with such unauthorized use.

e. Each party agrees that it and its employees and those duly authorized, in advance, by such party to receive Confidential Information will, during and after the term of this Agreement, (1) use all Confidential Information solely for the purposes of performing its respective obligations under this Agreement; and (2) hold all Confidential Information in trust and confidence and, except where there is a need to know in order to perform obligations under this Agreement or the Work Order, will not disclose any Confidential Information to any person.  Upon request or upon termination of the Work Order, each party agrees to deliver or to dispose of all documents containing any Confidential Information of the other party in any manner as the other party may direct.

7.  HIRING TARSA OR UNIGENE EMPLOYEES.

a. UNIGENE agrees that, during the term of and for a one (1) year period following termination of this Agreement, it will not employ, solicit the employment of, or aid any other party to solicit or encourage the employment of or employ any TARSA employee or contractor, unless otherwise stated in the Work Order.

b. TARSA agrees that during the term of this Agreement, and for a one (1) year period following termination of the Work Order, TARSA will not, directly or indirectly, employ, solicit the employment of, or aid any other party to solicit the employment of any UNIGENE employee or agent UNIGENE directly involved in providing the services under a Work Order unless otherwise stated in the Work Order.

8.  INDEMNIFICATION.  In addition to any other remedies available to parties, each party (the “Indemnifying Party”), shall defend, indemnify and hold harmless the other party (the “Indemnified Party”), its affiliates, and its respective officers, directors, partners, shareholders, employees and agents from and against any and all loss incurred by the Indemnified Party to the extent resulting from, arising out of, or in connection with, (a) any breach of any covenant in this Agreement by Indemnifying Party, (b) the inaccuracy or breach of any representation or warranty made by the Indemnifying Party in this Agreement or (c) the enforcement of the Indemnified Party’s rights under this Section, except to the extent caused by the willful or grossly negligent conduct of the party that is not the Indemnifying Party.

9.  INJUNCTION.  Each party acknowledges that the other party will suffer irreparable harm in amounts not easily determined if the other party breaches or threatens to breach either Sections 5, 6 or 7 of this Agreement.  Both parties agree that, in addition to any other remedies available to either party, injunctive relief may be sought to restrain any such breach, whether threatened or actual.

10.  ARBITRATION.  If any controversy, claim or dispute (collectively, a “Dispute”) shall at any time hereafter arise between the parties hereto arising out of or relating to this Agreement, and the parties are unable to resolve the dispute by negotiation within thirty days of notice pursuant to Section 15 of this Agreement, the parties shall attempt in good faith to resolve the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association (“AAA”).  If the parties cannot agree on the selection of a mediator within twenty days after delivery of the Dispute notice, the mediator will be selected by AAA.  If the Dispute has not been resolved by mediation within sixty days after delivery of the Dispute notice, then the Dispute shall be resolved by a panel of three arbitrators, one arbitrator to be appointed by each party hereto and such two appointed arbitrators to appoint the third.  Such arbitration shall be held in Philadelphia, Pennsylvania in accordance with the provisions of the Commercial Arbitration Rules of the AAA, except that each of such arbitrators shall be a neutral and impartial lawyer with excellent professional credentials who has been specializing in either general commercial litigation or general corporate and commercial matters for at least 15 years and who has experience as an arbitrator.  Such arbitrators shall determine the dispute in accordance with the laws of the Commonwealth of Pennsylvania and shall stipulate their findings and determination in writing, explaining their reasoning and addressing each party’s arguments.  Such arbitration shall be final and binding on the parties hereto.

11.  ASSIGNMENT AND DELEGATION.  Except for an assignment or delegation by TARSA that may occur or be deemed to have occurred as a result of a merger, sale of assets or other business combination in which the surviving party specifically assumes the obligations of TARSA, no right, interest or obligations in the Agreement or the Work Order shall be assigned or delegated by either party.  UNIGENE shall not subcontract any part of the services without the prior written consent of TARSA.

12.  LIMITATION ON LIABILITY.  IN NO EVENT WILL EITHER TARSA OR UNIGENE BE LIABLE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, AND ANY OTHER COMMERCIAL OR ECONOMIC LOSS OF ANY KIND AND ARISING IN CONSEQUENCE OF EITHER TARSA’ OR UNIGENE’S PERFORMANCE, FAILURE TO PERFORM, OR OTHER BREACH UNDER THIS AGREEMENT EVEN IF EITHER TARSA OR UNIGENE HAS BEEN ADVISED OF THE POSSIBILITY OF ANY OF THESE DAMAGES.  THESE LIMITATIONS OF LIABILITY SHALL NOT APPLY TO (A) ANY DAMAGES OR SETTLEMENT AMOUNTS FOR WHICH EITHER PARTY IS OBLIGATED TO INDEMNIFY THE OTHER PARTY  UNDER SECTION 8, OR (B) BREACH OF THE INVENTION ASSIGNMENT OBLIGATIONS UNDER SECTION 5 AND CONFIDENTIALITY OBLIGATIONS UNDER SECTION 6.

13.  SECTION HEADINGS.  The headings of the Sections are inserted for reference only and are not intended to be part of nor affect the meaning or interpretation of this Agreement or the Work Order.

14.  COMMUNICATIONS AND NOTICES.  To be effective, all communications and notices relating to this Agreement or the Work Order, shall be in writing and shall be sent by certified mail, return receipt requested, or delivered personally to the respective address set forth below, or to such other address(es) as either party shall designate by written notice.

If to TARSA:
Tarsa Therapeutics, Inc.,
Eight Penn Center
1628 JFK Blvd., Suite 1400,
Philadelphia, PA 19103-2124
Attention: President

If to UNIGENE:
UNIGENE Laboratories, Inc.
83 Fulton Street
Boonton, NJ 07005
Attention: President

16.  SEVERABILITY.  If any term of this Agreement is held as invalid or unenforceable, the remainder shall not be affected, and each term and provision shall be valid and enforced to the fullest extent permitted by law.

17.  WAIVER.  A waiver by either party of any of the terms and conditions or covenants to be performed by the other shall not be construed to be a waiver of any succeeding breach, nor of any other term, condition, or covenant contained in this Agreement.

18.  SURVIVAL OF RIGHTS AND OBLIGATIONS.  The rights and obligations of the parties under Sections 2 through 11 inclusive, 13, 15, 16 and 17, shall survive the termination of this Agreement.

19.  ENTIRE AGREEMENT.  This Agreement contains the entire understanding between the parties and may not be altered, revised or amended except by an instrument, in writing, signed by the party against which enforcement is sought.

20. INSURANCE.  UNIGENE will be solely responsible for obtaining and maintaining appropriate insurance coverage for its activities under this Agreement, including, but not limited to, (a) comprehensive general liability insurance (bodily injury and property damage) and professional liability insurance and (b) any other insurance coverage that TARSA may reasonably require or that may be required by applicable law for any of UNIGENE’s employees who visit TARSA’s facilities in connection with this Agreement.  UNIGENE shall deliver to TARSA upon request the certificate of insurance that documents this coverage.  UNIGENE shall designate TARSA as a named insured and obligate the insurer to give thirty (30) days notice of termination of insurance to TARSA in each insurance policy.

21. COUNTERPARTS.  This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, as well as via facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representative as of the day and year first above written.

TARSA THERAPEUTICS, INC.	UNIGENE LABORATORIES, INC.

BY: /s/ Thomas C. Wicks	BY: /s/ Paul Shields
(Authorized Signature)	(Authorized Signature)

TITLE: VP GRA	TITLE: VP Manufacturing Operations

DATE: April 5, 2011	DATE: April 7, 2011

EXHIBIT A

WORK ORDER FORM
Dated: March 30, 2011

The following project will be incorporated into the TARSA Master Services Agreement between Tarsa Therapeutics, Inc., ("TARSA") and UNIGENE LABORATORIES, Inc. ("UNIGENE"), originally dated March 30, 2011.  All other terms and conditions will remain in full force for the contract period and any extension thereof.

See Attached Quotation No. UN1104b – NDA Stability of 0.20 mg rsCT Drug Product & In-Process Hold Time Stability

ACCEPTED:	CCEPTED:

TARSA THERAPEUTICS, INC.	UNIGENE LABORATORIES, INC.

BY: /s/ Thomas C. Wicks	BY: /s/ Paul Shields
(Authorized Signature)	(Authorized Signature)

TITLE: VP GRA	TITLE: VP Manufacturing Operations

DATE: April 5, 2011	DATE: April 7, 2011